EXHIBIT (10)(q)

SUMMARY OF THE COMPENSATION OF NON-EMPLOYEE DIRECTORS OF

THE EMPIRE DISTRICT ELECTRIC COMPANY

Set forth below if a summary of the compensation provided to directors who are not officers or employees of the Company (“Non-Employee Directors”).  Directors who are also officers or employees of the Company do not receive any compensation for duties performed as a Director.

Effective January 1, 2009, each Non-Employee Director is paid a monthly retainer for his or her services as a Director at a rate of $50,000 per annum.  The Chairman of each Committee receives an annual retainer of $5,000 ($10,000 for the Chairman of the Audit Committee).  The Chairman and Vice-Chairman of the Board receive annual retainers of $80,000 and $25,000, respectively.  One-twelfth of the annual retainer for each Committee Chairman, the Vice Chairman and the Chairman of the Board is paid each month that the Director serves in that position.  In addition, a $1,000 per day fee is paid in the event an individual Committee or the Board meets more than 10 times per year.

Our 2006 Stock Incentive Plan permits our Non-Employee Directors to receive shares of common stock in lieu of all or a portion of any cash payment for services rendered as a Director.  In addition, a Non-Employee Director may defer all or part of any compensation payable for his or her services under the terms of our Deferred Compensation Plan for Directors.  Amounts so deferred are credited to an account for the benefit of the Director and accrue an interest equivalent at a rate equal to the prime rate.  A Non-Employee Director is entitled to receive all amounts deferred in a number of annual installments following retirement, as elected by him or her.

In addition to the cash retainer and fees for Non-Employee Directors, we maintain a Stock Unit Plan for Non-Employee Directors, which we refer to as the Stock Unit Plan, to provide Non-Employee Directors the opportunity to accumulate benefits in the form of common stock units.  Each common stock unit earns dividends in the form of common stock units and can be redeemed for one share of common stock upon the retirement or death of the Non-Employee Director or on a date elected in advance by the Non-Employee Director (which may not be earlier than January of the third calendar year from the calendar year in which the election is made) with respect to awards made on or after January 1, 2006.  The number of units granted annually is calculated by dividing the annual contribution rate, which is either the annual retainer fee or such other amount as is established by the Board of Directors, by the fair-market value of our common stock on January 1 of the year the units are granted.  Common stock unit dividends are computed based on the fair market value of our common stock on the dividend’s record date.

Travel Insurance. Empire maintains $250,000 of business travel accident insurance for Non-Employee Directors while traveling on Empire business.

Director Education.  In accordance with Empire’s Corporate Governance Guidelines, Empire encourages Directors to attend education programs relating to the responsibilities of directors of public companies.  The expenses for the Directors to attend these courses are paid by Empire and the Director receives a $1,000 stipend per each day of outside training.

Reimbursement of Expenses.  Empire reimburses Non-Employee Directors for expenses incurred in connection with attending Board of Director meetings and other Company events including the reimbursement of expenses for transportation on commercial, chartered or private aircraft.  On occasion, a spouse or guest of a Non-Employee Director is invited by Empire to an Empire event and travels with the Non-Employee Director for which Empire reimburses the Non-Employee Director for both their expenses.